Exhibit 99.1

FOR IMMEDIATE RELEASE	July 25, 2006

Contact:	Kathy Wigginton
Manager of Executive Administration
and Community Relations
(707) 764-4211

PALCO NAMES GEORGE O'BRIEN AS PRESIDENT AND CEO

Robert Manne to continue as a consultant

The Pacific Lumber Company (PALCO) announced today that George A. O'Brien, formerly Senior Vice President with International Paper Company (IP), will become President and CEO effective immediately. Mr. O'Brien was responsible for the overall forest products group while at IP until his retirement in mid-2005. Robert Manne, who has been CEO since 2001, will continue for one year as a consultant to the Company.

"Pacific Lumber Company is an outstanding company, and I am looking forward to joining a group of dedicated employees and continuing the efforts to efficiently manage our business to meet the needs of our customers, employees, and investors," O'Brien said.

Charles Hurwitz, CEO of MAXXAM Inc., the parent company of Pacific Lumber Company, said, "I am deeply appreciative of the efforts of the employees of PALCO who continue to do an outstanding job, and I look forward to assisting George in his efforts to keep PALCO headed in the right direction. He successfully ran IP's forest products business, which included one of the largest timber operations in the world and a major wood products business, and I am confident that George will add to the long and proud traditions of The Pacific Lumber Company."

Mr. Hurwitz went on to say that Mr. Manne has been critically important to PALCO and, that under his leadership, the Company has installed a new, state-of-the-art sawmill in Scotia, and that he played a vital role in the successful refinancing efforts concluded last week. "All of the people associated with PALCO owe Robert a deep debt of gratitude for his efforts, and we are very pleased that he will remain as a consultant for a year," Hurwitz said.

"It has been a privilege for me to lead PALCO for the past five years," Manne said. "Now that the refinancing has been successfully completed, I believe the Company is poised to achieve great things, and I look forward to assisting George O'Brien in any way I can."